Exhibit 99.1

        FOR IMMEDIATE RELEASE

FedEx Corp. Reports Higher Second Quarter Revenue
Business Realignment Programs Exceed Expectations

        MEMPHIS, Tenn., December 17, 2003... FedEx Corporation (NYSE: FDX) today reported earnings of $0.30 per diluted share for the quarter ended November 30, including $0.57 per diluted share of costs and $0.05 per diluted share of savings associated with the previously announced business realignment through early retirement and severance programs. Excluding these costs, earnings for the second quarter were $0.87 per diluted share. Earnings were $0.81 per diluted share a year ago.

        FedEx Corp. reported the following consolidated results for the second quarter:

	Q2 Fiscal 2004
	As Reported (GAAP)	YOY %	Before Realignment Costs	YOY %	Q2 Fiscal 2003 As Reported (GAAP)
Revenue	$5.92 billion	4	$5.92 billion	4	$5.67 billion
Operating Income	$183 million	(57)	$466 million	9	$427 million
Net Income	$91 million	(63)	$266 million	9	$245 million
Diluted EPS	$0.30	(63)	$0.87	7	$0.81

        "There was clear improvement in the Express cost structure this quarter, as evidenced by the higher operating income and margin before business realignment costs," said Alan B. Graf, Jr., executive vice president and chief financial officer. "We expect FedEx Corp. earnings per share for the fiscal second half to be substantially higher than last year's second half. We continue to examine cost reduction opportunities for fiscal 2004 and beyond in order to further improve profitability."

        During the first half of 2004, voluntary early retirement incentives with enhanced pension and postretirement healthcare benefits were offered to certain groups of employees at FedEx Express who were age 50 or older. Voluntary cash severance incentives were also offered to eligible employees at FedEx Express. These programs, which commenced August 1, 2003 and expired during the second quarter, were limited to eligible U.S. salaried staff employees and managers. Approximately 3,600 employees accepted offers under these programs. This response substantially exceeded the company's expectations. Consequently, replacement management and staff will be required and employee departure dates may be deferred up to May 31, 2004. Also, certain management positions were eliminated at FedEx Express and other business units based on the anticipated staff reductions from the voluntary programs and other cost reduction initiatives.

        The second quarter pretax cost of all of these programs was $283 million, including $7 million incurred in the other business units. For the fiscal first half, the cost of all these programs was $415 million. Including the effect of business realignment activities in business units outside of FedEx Express, the company expects second half charges of $15 million to $25 million. Therefore, full-year charges will be slightly higher than previous estimates.

        The company expects the savings from these initiatives to be $135 million to $145 million in fiscal 2004, mostly in the fiscal second half and slightly higher than previous estimates. Approximately $25 million of savings were realized in the second quarter, reflected primarily in lower ongoing salaries, wages and benefit costs. In fiscal 2005 and beyond, the estimated annual savings from all of these programs is expected to be $235 million to $240 million, slightly higher than previous estimates.

        The company generated positive cash flow in the quarter. Cash was used to contribute $320 million to the company's principal pension plan, acquire 0.9 million FedEx shares under the company's share repurchase programs and pay a dividend. The company has also announced a 20% increase to its next quarterly dividend, to $0.06 per share.

Outlook

        Earnings are expected to be $0.60 to $0.70 per diluted share in the third quarter, excluding the costs of our business realignment activities, compared to $0.49 per diluted share a year ago. Fiscal 2004 earnings are expected to be $3.30 to $3.40 per diluted share, excluding business realignment costs and a one-time tax benefit recorded in the first quarter. This is higher than the company's previous fiscal 2004 earnings guidance, as projected savings from the business realignment programs are now included.

FedEx Express Segment

        For the second quarter, the FedEx Express segment reported:

	Q2 Fiscal 2004
	As Reported (GAAP)	YOY %	Before Realignment Costs	YOY %	Q2 Fiscal 2003 As Reported (GAAP)
Revenue	$4.28 billion	4	$4.28 billion	4	$4.13 billion
Op. Income (Loss)	$(19) million	NM	$260 million	13	$230 million
Operating Margin	(0.4%)		6.1%		5.6%

        FedEx Express operating income improved 13% before business realignment costs, benefiting from revenue growth, ongoing cost control efforts and voluntary early retirement and severance savings, partially offset by higher pension, healthcare, intercompany charges and maintenance costs. Intercompany charges from FedEx Services for sales, marketing and IT support rose due to higher salaries, variable compensation and employee benefits costs.

        FedEx International Priority® (IP) revenue grew 14% for the quarter, as IP revenue per package grew 10%, primarily due to an increase in weight per package and exchange rate differences. IP average daily package volume grew 4% year over year, led by 11% growth in Asian export volume and improving European and Latin American volume growth rates. U.S. domestic express average daily package volume declined slightly, while package yield was unchanged.

        As part of the company's continued growth in Asia, FedEx recently announced plans to increase its presence in China by establishing a new regional headquarters in Shanghai. In order to increase its market leadership position, the company, which currently serves more than 220 Chinese cities, also plans to expand that number by 100 over the next five years.

FedEx Ground Segment

        For the second quarter, the FedEx Ground segment reported:

  •
  Revenue of $978 million, up 8% from last year's $905 million

  •
  Operating income of $135 million, even with $135 million a year ago

  •
  Operating margin was 13.8%, down from 14.8% the previous year

        Average daily package volume grew 3% in the second quarter, up from 1% growth in the first quarter. FedEx Ground volume growth rates continue to be affected by year-over-year comparison with last year which was boosted by the threat of a UPS work stoppage. Lower than normal customer inventory levels in the retail sector also affected volumes. Yield per package increased 4%, attributable to last January's rate increase and an increase in extra service and fuel surcharge revenue. The company benefited from an extra day in the quarter.

        Operating income remained flat in the second quarter as intercompany charges increased because Ground utilized a larger portion of allocated sales, marketing, information technology and customer support resources. In addition, intercompany charges increased due to higher salaries, variable compensation and employee benefits costs at FedEx Services. Ground also experienced higher healthcare and pension costs as well as increased expenses related to terminal expansions and relocations.

FedEx Freight Segment

        For the second quarter, the FedEx Freight segment reported:

  •
  Revenue of $664 million, up 5% from last year's $634 million

  •
  Operating income of $66 million, up 6% from $62 million a year ago

  •
  Operating margin was 10.0%, up from 9.9% the previous year

        Average daily less-than-truckload (LTL) shipments decreased 2% compared to last year's second quarter, although November showed favorable year-over-year growth. LTL yield improved 6% year over year due to higher fuel surcharge revenue, the growth of Freight's interregional service, a 5.9% general rate increase on June 30, 2003 and favorable contract renewals.

        During the past quarter, FedEx Freight enhanced its value proposition by improving service performance and by launching a no-fee money-back guarantee.

Corporate Overview

        With annual revenues of $23 billion, FedEx Corp. is the premier global provider of transportation, e-commerce and supply chain management services. The company offers integrated business solutions through a network of subsidiaries operating independently, including: FedEx Express, the world's largest express transportation company; FedEx Ground, North America's second largest provider of small-package ground delivery service; FedEx Freight, the largest U.S. provider of regional less-than-truckload freight services; FedEx Custom Critical, North America's largest provider of expedited time-critical shipments; and FedEx Trade Networks, North America's largest customs broker and a provider of international freight forwarding and trade facilitation services. FedEx ranked highest in the J.D. Power and Associates 2002 Small Package Delivery Service Business Customer Satisfaction StudySM in the categories of air, ground and international delivery services.

        Additional information and operating data are contained in the company's annual report, Form 10-K, Form 10-Qs and second quarter FY2004 Statistical Book. These materials, as well as a Webcast of the earnings release conference call to be held at 8:30 a.m. EST on December 17, are available on the company's Web site at www.fedex.com/us/investorrelations. A replay of the conference call Webcast will be posted on our Web site following the call.

        Certain statements in this press release may be considered forward-looking statements, such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, any impacts on the company's business resulting from the timing, speed and magnitude of the U.S. domestic economic recovery, the number, timing, mix and relocation costs of replacement staff required as a result of the company's early retirement and severance programs, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, the impact of rising fuel prices, our ability to match capacity to shifting volume levels, the timing and amount of any money that FedEx is entitled to receive under the Air Transportation Safety and System Stabilization Act and other factors which can be found in FedEx Corp.'s and its subsidiaries' press releases and filings with the SEC.

Media Contact: Shirlee Clark 901-818-7463
Investor Contact: Jim Clippard 901-818-7468
Home Page: fedex.com

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES

        The company believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. Excluding the impact of business realignment costs from our second quarter results and from our earnings guidance will allow more accurate comparisons to prior periods of our year-to-date and expected operating performance in fiscal 2004 and beyond. As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP measures to the most directly comparable GAAP measures.

Second Quarter Fiscal 2004
(Dollars in millions, except earnings per share)

	FedEx Corp.				FedEx Express Segment
	Operating				Operating
			Net Income	Diluted Earnings Per Share
	Income	Margin			Income	Margin
Non-GAAP Measure	$466	7.9%	$266	$0.87	$260	6.1%
Business Realignment Costs	(283)	(4.8)%	(175)	(0.57)	(279)	(6.5)%

GAAP Measure	$183	3.1%	$91	$0.30	$(19)	(0.4)%

Fiscal 2004 Third Quarter and Full-Year Earnings Guidance

	Q3 Diluted EPS Guidance	FY 2004 Diluted EPS Guidance
Non-GAAP Measure	$0.60 to $0.70	$3.30 to $3.40
Business Realignment Costs	(0.05 to 0.03)	(0.90 to 0.88)
Benefit From Tax Court Decision	—	0.08

GAAP Measure	$0.55 to $0.67	$2.48 to $2.60

FEDEX CORP. FINANCIAL HIGHLIGHTS
(Unaudited)
 Second Quarter Fiscal 2004
(In millions, except earnings per share)

	Three Months Ended November 30				Six Months Ended November 30
	2003	2002	%		2003	2002	%
Revenue:
FedEx Express segment	$4,279	$4,128	4%		$8,416	$8,090	4%
FedEx Ground segment	978	905	8%		1,892	1,774	7%
FedEx Freight segment	664	634	5%		1,301	1,249	4%
Eliminations & other	(1)	—	NM		(2)	(1)	NM

Total Revenue	5,920	5,667	4%		11,607	11,112	4%
Operating Expenses:
Salaries and employee benefits	2,559	2,403	6%		5,129	4,829	6%
Purchased transportation	598	549	9%		1,153	1,067	8%
Rentals and landing fees	447	465	(4%	)	876	909	(4%	)
Depreciation and amortization	336	338	(1%	)	670	677	(1%	)
Fuel	340	336	1%		662	630	5%
Maintenance and repairs	370	354	5%		734	725	1%
Business realignment costs	283	—	NM		415	—	NM
Other	804	795	1%		1,585	1,565	1%

Total Operating Expenses	5,737	5,240	9%		11,224	10,402	8%
Operating Income (Loss):
FedEx Express segment	(19)	230	NM		4	358	(99%	)
FedEx Ground segment	135	135	—		251	236	6%
FedEx Freight segment	66	62	6%		127	116	9%
Eliminations & other	1	—	NM		1	—	NM

Total Operating Income	183	427	(57%	)	383	710	(46%	)
Other Income (Expense):
Interest, net	(35)	(28)	25%		(40)	(59)	(32%	)
Other, net	(2)	(4)	(50%	)	(1)	(1)	—

Total Other Income (Expense)	(37)	(32)	16%		(41)	(60)	(32%	)

Pretax Income	146	395	(63%	)	342	650	(47%	)
Provision for Income Taxes	55	150	(63%	)	123	247	(50%	)

Net Income	$91	$245	(63%	)	$219	$403	(46%	)

Diluted Earnings Per Share	$0.30	$0.81	(63%	)	$0.72	$1.33	(46%	)

Weighted Average Common and Common Equivalent Shares	304	303	0%		304	302	1%
Capital Expenditures	$308	$352	(13%	)	$608	$888	(32%	)

FEDEX CORP. OPERATING HIGHLIGHTS
(Unaudited)
 Second Quarter Fiscal 2004
(In thousands, except yield, weight and operating weekdays)

	Three Months Ended November 30			Six Months Ended November 30
	2003	2002	%	2003	2002	%
FEDEX EXPRESS
Operating Weekdays	63	63	—	127	127	—
AVG DAILY VOLUME/POUNDS
Average Daily Package Volume:
U.S. Overnight Box	1,169	1,183	(1)%	1,169	1,168	0%
U.S. Overnight Envelope	655	685	(4)%	668	683	(2)%
U.S. Deferred	924	903	2%	898	874	3%

Total U.S. Domestic Package	2,748	2,771	(1)%	2,735	2,725	0%
International Priority	397	381	4%	383	369	4%

Total Average Daily Packages	3,145	3,152	(0)%	3,118	3,094	1%

Average Daily Freight Pounds:
U.S.	8,649	9,469	(9)%	8,270	9,215	(10)%
International	2,092	2,271	(8)%	2,185	2,144	2%

Total Avg Daily Freight Pounds	10,741	11,740	(9)%	10,455	11,359	(8)%

YIELD
Revenue Per Package:
U.S. Overnight Box	$18.29	$18.12	1%	$18.15	$18.10	0%
U.S. Overnight Envelope	9.90	9.79	1%	9.90	9.80	1%
U.S. Deferred	10.74	10.95	(2)%	10.81	10.94	(1)%

Total U.S. Domestic Package	13.75	13.73	0%	13.72	13.73	(0)%
International Priority	50.30	45.86	10%	49.57	45.43	9%

Composite Package Yield	$18.37	$17.61	4%	$18.13	$17.51	4%

Revenue Per Freight Pound:
U.S.	$0.74	$0.67	10%	$0.73	$0.67	9%
International	0.74	0.71	4%	0.73	0.71	3%

Composite Freight Yield	$0.74	$0.68	9%	$0.73	$0.68	7%

FEDEX GROUND
Operating Weekdays	63	62	2%	127	126	1%
Average Daily Package Volume	2,342	2,281	3%	2,228	2,189	2%
Yield	$6.37	$6.10	4%	$6.40	$6.12	5%
FEDEX FREIGHT
LTL Operating Weekdays	62	62	—	126	126	—
LTL Shipments Per Day	58	59	(2)%	57	59	(3)%
Weight Per LTL Shipment (lbs)	1,119	1,104	1%	1,119	1,112	1%
LTL Revenue/CWT	$14.32	$13.55	6%	$14.14	$13.17	7%
FEDEX CORP.
Average Full-Time Equivalents (FTEs)	191	192	(1)%	190	192	(1)%

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS

Second Quarter Fiscal 2004
(In millions)

	Nov. 30, 2003 (Unaudited)	May 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$1,030	$538
Other current assets	3,529	3,403

Total Current Assets	4,559	3,941
Net Property and Equipment	8,813	8,700
Other Long-Term Assets	2,842	2,744

	$16,214	$15,385

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
Current portion of long-term debt	$332	$308
Other current liabilities	3,384	3,027

Total Current Liabilities	3,716	3,335
Long-Term Debt, Less Current Portion	1,893	1,709
Other Long-Term Liabilities	3,195	3,053
Total Common Stockholders' Investment	7,410	7,288

	$16,214	$15,385

FEDEX CORP. CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(Unaudited)

Second Quarter Fiscal 2004
(In millions)

	Six Months Ended November 30
	2003	2002
Operating Activities:
Net income	$219	$403
Noncash charges (credits):
Depreciation and amortization	670	677
Other, net	64	92
Changes in operating assets and liabilities, net	307	(33)

Net cash provided by operating activities	1,260	1,139
Investing Activities:
Capital expenditures	(608)	(888)
Proceeds from asset dispositions	12	11

Net cash used in investing activities	(596)	(877)
Financing Activities:
Dividends paid	(30)	(30)
Other, net	(142)	(44)

Net cash used in financing activities	(172)	(74)

Net increase in cash and cash equivalents	492	188
Cash and cash equivalents at beginning of period	538	331

Cash and cash equivalents at end of period	$1,030	$519

FEDEX EXPRESS SEGMENT FINANCIAL HIGHLIGHTS
(Unaudited)

Second Quarter Fiscal 2004
(In millions, except FTEs)

	Three Months Ended November 30			Six Months Ended November 30
	2003	2002	%	2003	2002	%
Revenue	$4,279	$4,128	4%	$8,416	$8,090	4%
Operating Expenses:
Salaries and employee benefits	1,806	1,716	5%	3,640	3,435	6%
Purchased transportation	169	151	12%	327	295	11%
Rentals and landing fees	384	400	(4)%	754	782	(4)%
Depreciation and amortization	203	205	(1)%	407	409	(0)%
Fuel	310	307	1%	603	578	4%
Maintenance and repairs	293	277	6%	578	571	1%
Business realignment costs	279	—	NM	411	—	NM
Intercompany charges	347	324	7%	689	659	5%
Other	507	518	(2)%	1,003	1,003	—

Total Operating Expenses	4,298	3,898	10%	8,412	7,732	9%

Operating Income (Loss)	$(19)	$230	NM	$4	$358	NM

Operating Margin	(0.4)%	5.6%		0.0%	4.4%
Average Full-Time Equivalents (000s)	122	123	(1)%	122	124	(2)%

FEDEX GROUND SEGMENT FINANCIAL HIGHLIGHTS
(Unaudited)

Second Quarter Fiscal 2004
(In millions)

	Three Months Ended November 30			Six Months Ended November 30
	2003	2002	%	2003	2002	%
Revenue	$978	$905	8%	$1,892	$1,774	7%
Operating Expenses:
Salaries and employee benefits	187	179	4%	364	355	3%
Purchased transportation	367	337	9%	709	655	8%
Rentals	26	23	13%	46	46	—
Depreciation and amortization	39	40	(3)%	76	77	(1)%
Fuel	3	3	—	5	4	25%
Maintenance and repairs	24	22	9%	47	44	7%
Intercompany charges	103	81	27%	205	175	17%
Other	94	85	11%	189	182	4%

Total Operating Expenses	843	770	9%	1,641	1,538	7%

Operating Income	$135	$135	—	$251	$236	6%

Operating Margin	13.8%	14.8%		13.3%	13.3%

FEDEX FREIGHT SEGMENT FINANCIAL HIGHLIGHTS
(Unaudited)

Second Quarter Fiscal 2004
(In millions)

	Three Months Ended November 30			Six Months Ended November 30
	2003	2002	%	2003	2002	%
Revenue	$664	$634	5%	$1,301	$1,249	4%
Operating Expenses:
Salaries and employee benefits	345	329	5%	685	657	4%
Purchased transportation	64	62	3%	120	119	1%
Rentals and landing fees	25	29	(14)%	49	55	(11)%
Depreciation and amortization	24	20	20%	45	43	5%
Fuel	27	26	4%	54	49	10%
Maintenance and repairs	29	31	(6)%	56	59	(5)%
Intercompany charges	4	4	—	10	9	11%
Other	80	71	13%	155	142	9%

Total Operating Expenses	598	572	5%	1,174	1,133	4%

Operating Income	$66	$62	6%	$127	$116	9%

Operating Margin	10.0%	9.9%		9.8%	9.3%